Exhibit 1.01

Conflict Minerals Report of Itron, Inc. in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Minerals Report of Itron, Inc. (Itron, we, us, our) for calendar year 2025 in accordance with Rule 13p-1 (Rule 13p-1) under the Securities Exchange Act of 1934 (the 1934 Act). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

Company Overview
Itron is a global leader in grid edge intelligence, energy and water management, smart city applications, Industrial Internet of Things (IIoT) and critical infrastructure and related services. Our intelligent infrastructure solutions help utilities and cities improve efficiency, build resilience and deliver safe, reliable, and affordable service. With edge intelligence, we connect people, data insights, and devices so communities can better manage the essential resources they rely on.

Itron provides an integrated, intelligent portfolio of endpoints (such as sensors, switches, and meters) that collect and analyze data, control devices, and take action in the field. Our multi-purpose multi-tenant communication networks harvest that data and deliver where and when needed; our software and services then turn that data into insights for analysis and action. With Itron, our customers achieve more efficient operations, improve operating resilience, better engage consumers, increase capacity, and enhance profitability.

Product Overview
Itron solutions include smart networks, software, services, devices, sensors, and data analytics operating upon a flexible technology platform that allows our customers to address changing macro trends, as well as the pressing industry challenges to better manage and control assets, intelligently benchmark, secure revenue, lower operational costs, improve customer service, enhance consumer engagement, develop new business models and revenue streams, improve safety, and enable efficient, sustainable management of valuable resources.

These solutions may be delivered as part of a standalone, one-time purchase or an end-to-end solution spanning multiple years. The portfolio includes solutions used for:
•measurement, control, or sensing of electricity, gas, water, and other infrastructure assets
•a combination of endpoints and network infrastructure with embedded intelligence that is designed and sold as a complete solution to acquire and transport application-specific data
•intelligent connectivity featuring flexible and interoperable communication solutions designed to support a wide range of applications via multiple transport methods including mesh, public and private cellular, fiber, LoRaWAN, powerline carrier (PLC), and Wi-SUN, among others
•distributed energy resource management (DERMs) to connect, analyze, and optimize distributed energy resources such as rooftop solar installations and electric vehicles, water operations and management, gas operations and safety applications
•city services management through networked lighting controllers, integrated third-party IIoT sensors and applications, and a central management system
•value-added services, software, and products that organize, analyze, and interpret data to gain insights, make decisions, improve safety, and inform actions
•AI-enhanced software and services to enhance resiliency, including worker safety, damage prevention, and emergency preparedness and response.

We also offer managed services, Software-as-a-Service (SaaS), Network-as-a-Service (NaaS), technical support services, licensed hardware technology, and consulting services.

Supply Chain Overview
Our supply chain is complex. We do not directly source conflict minerals from smelters, refiners, or mines. We do not have direct knowledge to determine our conflict minerals country of origin, chain of custody, or whether or not these conflict minerals have directly or indirectly financed or benefited armed groups in the Democratic Republic of Congo or adjoining countries. There are multiple tiers between our company and the mines. Accordingly, we rely on our direct suppliers to determine the origin of the conflict minerals contained in our products and in our agreements we require suppliers' products to be free from "conflict minerals" sourced from "Covered Countries".

Exhibit 1.01
Due Diligence Process Update
In conducting our due diligence, Itron utilizes the Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD 2016) (OECD Framework), an internationally recognized due diligence framework. Our due diligence process requires all supplier agreements include conflict mineral language and adherence to our Supplier Code of Conduct (SCC). This includes our expectation that suppliers source conflict minerals from certified conflict-free smelters. We request all new suppliers to agree to our SCC to confirm their understanding of our expectations.

At our customers' request, we will also conduct assessments with individual suppliers to determine that they comply with our SCC. In addition, we will continue to monitor the on-going development of industry practices related to the tracing and tracking of minerals and thus improve the transparency in our supply chain.